Exhibit 3.285

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

REMEDPAR, INC.

ReMedPar, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify that;

I. The name of the corporation is ReMedPar, Inc.

II. The name under which the corporation was originally incorporated is RMP Acquisition Corp., and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is August 13, 2001.

III. Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this instrument amends and restates the provisions of the Certificate of Incorporation of the Corporation, and has been consented to in writing by the Board of Directors and the stockholders of the Corporation.

IV. The text of the Certificate of Incorporation as amended or supplemented is hereby restated to read in its entirety as follows:

1. Name. The name of the corporation is ReMedPar, Inc.

2. Registered Office. The address of the registered office of the Corporation in Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE, 19808, County of New Castle, and the name of its registered agent at that address is Corporation Service Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4. Capital Stock. The total number of shares that the Corporation is authorized to issue is 301,000, consisting of 300,000 shares of common stock, par value $0.01 per share, and 1,000 shares of preferred stock, par value $0.01 per share. The board of directors is hereby expressly granted the authority to issue the preferred stock from time to time in one or more classes or series and by resolution or resolutions to establish the number of shares to be included in each such class or series and to fix the designations, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations and restrictions thereof.

5. Bylaws. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation.

6. Limitation of Director’s Liability Indemnification. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by Delaware law. The Corporation is authorized to indemnify (and advance expenses to) its directors and officers to the fullest extent permitted by Delaware law. Neither the amendment, modification or repeal of this Article nor the adoption of any provision in this certificate, of incorporation consistent with this Article shall adversely affected any right or protection of a director or officer of the Corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

7. Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on this 21st day of February 2003.

REMEDPAR, INC.

By:	/s/ Edward A. Sloan
Name: Edward A. Sloan Title: President